EXHIBIT 99.1

[LOGO]

News Release

GenCorp Contacts:
(Investors) Yasmin Seyal, senior vice president and chief financial officer
916-351-8585 Yasmin.Seyal@GenCorp.com

(Press) Linda Beech Cutler, vice president, Corporate Communications
916-351-8650 Linda.Cutler@GenCorp.com

General Dynamics Contact:
Norine Lyons, staff vice president, Public Affairs
(703) 876-3190 nlyons@generaldynamics.com

For Immediate Release

GenCorp’s Aerojet Subsidiary to Acquire
General Dynamics Space Propulsion

Aerojet strengthens spacecraft propulsion capabilities
with applications on NASA, DoD and commercial satellites

SACRAMENTO, CA., August 26, 2002 —GenCorp Inc. (NYSE: GY) today announced that its subsidiary, Aerojet-General Corporation (Aerojet), signed an agreement to acquire the assets of General Dynamics’ Ordnance and Tactical Systems Space Propulsion and Fire Suppression business. The cost of the acquisition, approximately $90 million in cash, will be financed using debt and is expected to be slightly accretive to GenCorp’s 2003 earnings. The acquired business’ net sales for 2002 are expected to be approximately $60 million. The transaction is projected to close in the fourth quarter of this year, subject to receipt of standard regulatory approvals.

Located in Redmond, Washington, the acquired business employs about 300 people. It will continue to operate in Redmond as an integrated component of Aerojet’s operations.

“This acquisition is key to our stated strategic objective of doubling the size of Aerojet within the next three years,” said Terry Hall, president and CEO of GenCorp.

” In addition to making Aerojet a market leader in spacecraft propulsion, this transaction enables us to expand into new growth areas such as electric propulsion and fire suppression, while strengthening our product offerings for emerging Missile Defense applications,” added Michael Martin, president of Aerojet. “It also expands our role on the NASA Space Shuttle program.”

“Our Space Propulsion and Fire Suppression businesses have talented, hardworking employees and superb technology and capabilities,” said Mike Wilson, president of General Dynamics Ordnance and Tactical Systems. “Aerojet is a long-time leader in the propulsion industry, and this is a perfect fit. We are sure that these businesses will grow and thrive under Aerojet’s leadership.”

Aerojet, headquartered in Sacramento, California, is a world-recognized aerospace and defense leader principally serving the missile and space propulsion, and defense and armaments markets. GenCorp Inc. is a technology-based manufacturer with leading positions in the aerospace and defense, pharmaceutical and automotive industries. For more information, please visit http://www.aerojet.com and http://www.gencorp.com.

General Dynamics (NYSE:GD), headquartered in Falls Church, Virginia, employs approximately 54,000 people worldwide and anticipates 2002 revenue of $14 billion. The company has leading market positions in mission-critical information systems and technologies, land and amphibious combat systems, shipbuilding and marine systems, and business aviation. More information about the company can be found at www.generaldynamics.com.

This release contains forward-looking statements as defined under securities laws, including statements about business operations and sales. Such forward-looking statements involve risks and uncertainties, which could cause actual results to differ from the statements.

###